Exhibit 99.1

July 18, 2018	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$0.97 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Second Quarter and First Six Months of 2018:

•	Significant Unusual Income or Expense Items: During the three months ended June 30, 2018, the Company recorded the following unusual item: the Company made valuation write-downs totaling $2.1 million on several foreclosed asset relationships, which is included in the Consolidated Statements of Income under "Noninterest Expense – Expense on foreclosed assets." These write-downs resulted from management’s decision, after marketing these assets for an extended period, to reduce the asking price for several parcels of land (subdivision ground, residential lots and commercial lots and undeveloped ground). The impact of this item, after the effect of the full tax rate for the Company, reduced earnings per common share by approximately $0.11.
•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $274.5 million, or 6.3%, from December 31, 2017, to June 30, 2018 and increased $194.2 million from March 31, 2018. This increase was primarily in construction loans, commercial real estate loans, other residential (multi-family) loans and one- to four-family residential mortgage loans. The FDIC-acquired loan portfolios had net decreases totaling $25.5 million during the six months ended June 30, 2018, and consumer auto loans outstanding decreased $58.2 million during the six months ended June 30, 2018. Outstanding net loan receivable balances increased $133.5 million, from $3.73 billion at December 31, 2017 to $3.86 billion at June 30, 2018 and increased $98.1 million from March 31, 2018.
•	Asset Quality: Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $30.2 million at June 30, 2018, a decrease of $5.6 million from $35.8 million at December 31, 2017. Non-performing assets at June 30, 2018 were $21.5 million (0.47% of total assets), down $6.3 million from $27.8 million (0.63% of total assets) at December 31, 2017 and down $5.9 million from $27.4 million (0.62% of total assets) at March 31, 2018.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2018, the Company’s Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 14.1%.
•	Net Interest Income: Net interest income for the second quarter of 2018 increased $3.3 million to $41.2 million compared to $37.9 million for the second quarter of 2017. Net interest income was $39.4 million for the first quarter of 2018. Net interest margin was 3.94% for the quarter ended June 30, 2018, compared to 3.68% for the quarter ended June 30, 2017 and 3.93% for the quarter ended March 31, 2018. The increase in net interest margin compared to the prior year second quarter is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate paid on deposits. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 10, 12 and 12 basis points for the quarters ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

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Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2018, were $0.97 per diluted common share ($13.8 million available to common shareholders) compared to $1.14 per diluted common share ($16.2 million available to common shareholders) for the three months ended June 30, 2017.

Preliminary earnings for the six months ended June 30, 2018, were $1.91 per diluted common share ($27.3 million available to common shareholders) compared to $1.95 per diluted common share ($27.7 million available to common shareholders) for the six months ended June 30, 2017.

For the quarter ended June 30, 2018, annualized return on average common equity was 11.32%, annualized return on average assets was 1.23%, and net interest margin was 3.94%, compared to 14.37%, 1.45% and 3.68%, respectively, for the quarter ended June 30, 2017. For the six months ended June 30, 2018, annualized return on average common equity was 11.27%; annualized return on average assets was 1.23%; and net interest margin was 3.93% compared to 12.46%, 1.24% and 3.73%, respectively, for the six months ended June 30, 2017.

President and CEO Joseph W. Turner commented, “Second quarter results were very strong, driven by an expanding core net interest margin, loan growth and expense containment. Core net interest margin for the second quarter 2018 expanded to 3.84%, which was an increase of 28 and three basis points from the year ago quarter and most recent quarter, respectively. The primary driver of the margin expansion was increased yields in most of our loan categories, partially offset by a gradual, but steady, increase in deposit costs. As in the first quarter of this year, our income tax expense was lower than the year-ago quarter due to enactment of the federal tax legislation last December.

“Commercial real estate and construction loan production was strong during the second quarter and our level of loan commitments and unfunded balances increased. Total gross loans, including the undisbursed portion of loans and excluding FDIC-assisted acquired loans and mortgages held for sale, have increased $274.5 million, or 6.3%, from the end of 2017. Credit quality during the quarter was stable with decreased net charge-offs ($704,000) and decreases in non-performing loans and foreclosed assets and repossessions. During the quarter we reduced the list prices for several of our foreclosed land assets, resulting in a pre-tax net write-down of $2.1 million.”

Turner continued, “As noted, loan growth has been good in the first half of this year; however, there is strong competition for these loans and we did receive some significant loan repayments in late June. While we are experiencing good production throughout our nine-state franchise, we look for strategic opportunities to expand our reach into other markets by adding quality lenders in loan production offices. As such, we are pleased to announce that we expect to open loan production offices in Atlanta and Denver during the third quarter of 2018. Local and highly-experienced commercial lenders have been hired to manage these offices, which will be modeled similar to our current offices in Chicago, Dallas, Omaha and Tulsa.

“Lastly, we expect to close on the sale of the four Omaha-area banking centers on July 20, 2018. As we noted in previous regulatory filings, this transaction will result in a significant gain being recorded in the third quarter.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net interest income	$41,212	$37,901	$80,651	$76,602
Provision for loan losses	1,950	1,950	3,900	4,200
Non-interest income	7,459	15,800	14,394	23,496
Non-interest expense	29,915	28,371	58,228	56,941
Provision for income taxes	2,967	7,204	5,612	11,262
Net income and net income available to common shareholders	$13,839	$16,176	$27,305	$27,695

Earnings per diluted common share	$0.97	$1.14	$1.91	$1.95

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NET INTEREST INCOME

Net interest income for the second quarter of 2018 increased $3.3 million to $41.2 million compared to $37.9 million for the second quarter of 2017. Net interest margin was 3.94% in the second quarter of 2018, compared to 3.68% in the same period of 2017, an increase of 26 basis points. For the three months ended June 30, 2018, the net interest margin increased one basis point compared to the net interest margin of 3.93% in the three months ended March 31, 2018. The increase in the margin from the prior year second quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period. The average interest rate spread was 3.72% for the three months ended June 30, 2018, compared to 3.53% for the three months ended June 30, 2017 and 3.74% for the three months ended March 31, 2018.

Net interest income for the six months ended June 30, 2018 increased $4.1 million to $80.7 million compared to $76.6 million for the six months ended June 30, 2017. Net interest margin was 3.93% in the six months ended June 30, 2018, compared to 3.73% in the same period of 2017, an increase of 20 basis points. The average interest rate spread was 3.73% for the six months ended June 30, 2018, compared to 3.58% for the six months ended June 30, 2017.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). In the prior year six month period, the increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (when such agreements were in place), which were recorded as indemnification assets, with such reductions amortized on a comparable basis over the remainder of the terms of the loss sharing agreements or the remaining expected lives of the loan pools, whichever was shorter. Additional estimated cash flows totaling approximately $725,000 and $2.5 million were recorded in the three and six months ended June 30, 2018, respectively, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2018		June 30, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,070	10 bps	$1,282	12 bps
Non-interest income	—		—
Net impact to pre-tax income	$1,070		$1,282

	Six Months Ended
	June 30, 2018		June 30, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$2,227	11 bps	$3,262	16 bps
Non-interest income	—		(634)
Net impact to pre-tax income	$2,227		$2,628

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Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $2.9 million. Of the remaining adjustments affecting interest income, we expect to recognize $1.4 million of interest income during the remainder of 2018. Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and six months ended June 30, 2018, increased 28 and 25 basis points, respectively, when compared to the year-ago periods. The increase in net interest margin in the three and six month periods is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2018, non-interest income decreased $8.3 million to $7.5 million when compared to the quarter ended June 30, 2017, primarily as a result of the following items:

•	2017 gain on early termination of FDIC loss sharing agreement for Inter Savings Bank: In the quarter ended June 30, 2017, the Company recognized a one-time gross gain of $7.7 million from the termination of the loss sharing agreement for Inter Savings Bank, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income for the three months ended June 30, 2017.
•	Other income: Other income decreased $348,000 compared to the prior year quarter. This decrease was primarily due to fee income totaling approximately $275,000 related to interest rate swaps entered into in the prior year quarter, which was not repeated in the current year quarter.
•	Late charges and fees on loans: Late charges and fees on loans decreased $223,000 compared to the prior year quarter. The decrease was primarily due to fees totaling $130,000 on loan payoffs received on two commercial loan relationships during the 2017 quarter, with no similar large fees in the current year quarter.

For the six months ended June 30, 2018, non-interest income decreased $9.1 million to $14.4 million when compared to the six months ended June 30, 2017, primarily as a result of the following items:

•	2017 gain on early termination of FDIC loss sharing agreement for Inter Savings Bank: In 2017, the Company recognized a one-time gross gain of $7.7 million from the termination of the loss sharing agreement for Inter Savings Bank, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income for the six months ended June 30, 2017.
•	Amortization of income related to business acquisitions: Because of the termination of the loss sharing agreements in previous years, the net amortization expense related to business acquisitions was $-0- for the six months ended June 30, 2018, compared to $485,000 for the six months ended June 30, 2017, which reduced non-interest income by that amount in the previous year period.
•	Late charges and fees on loans: Late charges and fees on loans decreased $711,000 compared to the prior year period. The decrease was primarily due to fees totaling $632,000 on loan payoffs received on four loan relationships in the 2017 period which were not repeated in the 2018 period.
•	Other income: Other income decreased $687,000 compared to the prior year period. The decrease was primarily due to the interest rate swap income in 2017 noted above and the receipt of approximately $212,000 related to the exit of certain tax credit partnerships in 2017.
•	Net gains on loan sales: Net gains on loan sales decreased $603,000 compared to the prior year period. The decrease was due to a decrease in originations of fixed-rate loans during the 2018 period compared to the 2017 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company has originated more variable-rate single-family mortgage loans, which have been retained in the Company’s portfolio.

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NON-INTEREST EXPENSE

For the quarter ended June 30, 2018, non-interest expense increased $1.5 million to $29.9 million when compared to the quarter ended June 30, 2017, primarily as a result of the following items:

•	Expense on foreclosed assets and repossessions: Expense on foreclosed assets increased $2.1 million compared to the prior year period primarily due to net write-downs of certain foreclosed assets during the current period, totaling approximately $2.1 million. These write-downs resulted from management’s decision to reduce the asking price for several parcels of land (subdivision ground, residential lots and commercial lots and undeveloped ground).
•	Salaries and employee benefits: Salaries and employee benefits increased $449,000 from the prior year quarter. This increase is approximately 3% over the prior year expense total and is primarily attributable to normal annual raises for employees and increases in costs for health insurance and retirement benefits.
•	Legal, audit and other professional fees: Legal, audit and other professional fees decreased $372,000 in the quarter ended June 30, 2018 compared to the same period in 2017. The decrease was primarily due to the recovery of previously expensed legal fees and lower collection costs for problem loans and foreclosed assets.
•	Other operating expenses: Other operating expenses decreased $650,000 in the quarter ended June 30, 2018 compared to the same period in 2017. During the 2017 quarter, the Company incurred a $340,000 prepayment penalty when FHLB advances totaling $31.4 million were repaid prior to maturity, which was not repeated in the 2018 quarter.

For the six months ended June 30, 2018, non-interest expense increased $1.3 million to $58.2 million when compared to the six months ended June 30, 2017, primarily as a result of the following items:

•	Expense on foreclosed assets and repossessions: Expense on foreclosed assets increased $2.6 million compared to the prior year period primarily due to the write-down of certain foreclosed assets during the current period, totaling approximately $2.1 million, as discussed above.
•	Office supplies and printing expense: Office supplies and printing expense decreased $396,000 in the six months ended June 30, 2018 compared to the same period in 2017. During the 2017 period the Bank incurred printing and other costs totaling $373,000 related to the replacement of a portion of customer debit cards with chip-enabled cards, which was not repeated in the current year period.
•	Other operating expenses: Other operating expenses decreased $855,000 in the six months ended June 30, 2018 compared to the same period in 2017. During the 2017 period, the Company incurred a $340,000 prepayment penalty when FHLB advances totaling $31.4 million were repaid prior to maturity, which was not repeated in the 2018 period. In addition, the Company experienced significantly lower debit card and check fraud losses in the 2018 period compared to the 2017 period.

The Company’s efficiency ratio for the quarter ended June 30, 2018, was 61.46% compared to 52.83% for the same quarter in 2017. The efficiency ratio for the six months ended June 30, 2018, was 61.26% compared to 56.89% for the same period in 2017. The increase in the ratio in both the 2018 three and six month periods was primarily due to a decrease in non-interest income and an increase in non-interest expense, partially offset by an increase in net interest income. In the 2017 periods, the Company’s efficiency ratio was positively impacted by the significant gain recorded related to the termination of the InterSavings Bank loss sharing agreements. In the 2018 periods, the Company’s efficiency ratio was negatively impacted by the significant write-down of foreclosed assets. Excluding these items, the Company’s efficiency ratio would have improved in the 2018 periods compared to the 2017 periods. The Company’s ratio of non-interest expense to average assets was 2.66% and 2.63% for the three and six months ended June 30, 2018, respectively, compared to 2.55% and 2.55% for the three and six months ended June 30, 2017, respectively. The increase in the current period ratios was due to an increase in non-interest expense in the 2018 periods compared to the 2017 periods, primarily related to the previously discussed write-down of foreclosed assets in 2018. Average assets for the quarter ended June 30, 2018, increased $43.6 million, or 1.0%, from the quarter ended June 30, 2017, primarily due to an increase in loans receivable, partially offset by a decrease in investment securities. Average assets for the six months ended June 30, 2018, decreased $35.4 million, or 0.8%, from the six months ended June 30, 2017, primarily due to decreases in investment securities and other interest-earning assets, partially offset by organic loan growth.

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INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “Act”), was signed into law. Among other things, the Act permanently lowers the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018. The Company currently expects its effective tax rate (combined federal and state) to decrease from approximately 26.7% in 2017 to approximately 16.5% to 18.5% in 2018, mainly as a result of the Act.

For the three months ended June 30, 2018 and 2017, the Company's effective tax rate was 17.6% and 30.8%, respectively. For the six months ended June 30, 2018 and 2017, the Company's effective tax rate was 17.0% and 28.9%, respectively. These effective rates were lower than the statutory federal tax rates of 21% (2018) and 35% (2017), due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income. The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of June 30, 2018, total stockholders’ equity and common stockholders’ equity were $490.3 million (10.7% of total assets), equivalent to a book value of $34.69 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2017, were $471.7 million (10.7% of total assets), equivalent to a book value of $33.48 per common share. At June 30, 2018, the Company’s tangible common equity to tangible assets ratio was 10.5%, compared to 10.5% at December 31, 2017.

On a preliminary basis, as of June 30, 2018, the Company’s Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 14.1%. On June 30, 2018, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.1%, Common Equity Tier 1 Capital Ratio was 12.3%, Tier 1 Capital Ratio was 12.3%, and Total Capital Ratio was 13.2%.

Effective April 18, 2018, the Company approved a new common stock repurchase plan. The plan authorizes the repurchase of up to 500,000 shares of its common stock, representing approximately 3.5% of outstanding shares. The new plan replaces and terminates the Company’s repurchase plan that was approved November 15, 2006. No shares were repurchased by the Company during the three months ended June 30, 2018.

The Company has historically utilized stock buy-back programs from time to time as long as management believed that repurchasing the stock would contribute to the overall growth of shareholder value. The number of shares of stock that will be repurchased at any particular time and the prices that will be paid are subject to many factors, several of which are outside the control of the Company. The primary factors, however, are the number of shares available in the market from sellers at any given time, the price of the stock within the market as determined by the market, and the projected impact on the Company’s earnings per share and capital.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $274.5 million, or 6.3%, from December 31, 2017, to June 30, 2018. This increase was primarily in construction loans ($202 million), commercial real estate loans ($73 million), other residential (multi-family) loans ($40 million) and one- to four-family residential mortgage loans ($31 million). These increases were partially offset by decreases in consumer auto loans ($58 million). The FDIC-acquired loan portfolios had net decreases totaling $25.5 million during the six months ended June 30, 2018.

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Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$144,994	$138,375	$133,587	$123,433	$105,390
Secured by real estate (not one- to four-family)	15,306	12,382	10,836	26,062	21,857
Not secured by real estate - commercial business	104,749	108,262	113,317	79,937	63,865

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	31,221	29,757	20,919	10,047	14,242
Secured by real estate (not one-to four-family)	830,592	749,926	718,277	542,326	385,969

Loan Commitments not closed
Secured by real estate (one-to four-family)	47,040	37,144	23,340	15,884	13,411
Secured by real estate (not one-to four-family)	128,200	200,192	156,658	119,126	120,817
Not secured by real estate - commercial business	—	12,995	4,870	7,022	—

	$1,302,102	$1,289,033	$1,181,804	$923,837	$725,551

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews. The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2018 was $2.0 million, unchanged from the quarter ended June 30, 2017. At June 30, 2018 and December 31, 2017, the allowance for loan losses was $37.6 million and $36.5 million, respectively. Total net charge-offs were $704,000 and $2.4 million for the quarters ended June 30, 2018 and 2017, respectively. During the quarter ended June 30, 2018, $748,000 of net charge-offs were in the consumer auto category. Total net charge-offs were $2.8 million and $5.1 million for the six months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2018, $2.0 million of the $2.8 million of net charge-offs were in the consumer auto category. In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016. Management took this step in an effort to improve credit quality in the portfolio and reduce delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $58 million in the six months ended June 30, 2018.  We expect to see further declines in the automobile loan outstanding balance through the remainder of 2018. In addition, one commercial loan relationship amounted to $245,000 of the total net charge-offs during the current quarter. Charge-offs were partially offset by recoveries on multiple loans during the quarter. Four commercial loan relationships amounted to $871,000 of the total charge-offs during the six months ended June 30, 2018. General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs. As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

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In June 2017, the loss sharing agreements for Inter Savings Bank were terminated. In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 1.02%, 1.01% and 1.02% at June 30, 2018, December 31, 2017 and March 31, 2018, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2018, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans. The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at June 30, 2018 were $21.5 million, a decrease of $6.3 million from $27.8 million at December 31, 2017 and a decrease of $5.9 million from $27.4 million at March 31, 2018. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.47% at June 30, 2018, compared to 0.63% at December 31, 2017 and 0.62% of total assets at March 31, 2018.

Compared to December 31, 2017, non-performing loans decreased $3.1 million to $8.1 million at June 30, 2018, and foreclosed assets decreased $3.2 million to $13.4 million at June 30, 2018. Compared to March 31, 2018, non-performing loans decreased $1.2 million and foreclosed assets decreased $4.7 million at June 30, 2018. Non-performing commercial business loans comprised $2.9 million, or 35.1%, of the total $8.1 million of non-performing loans at June 30, 2018, a decrease of $408,000 from March 31, 2018. Non-performing one- to four-family residential loans comprised $2.6 million, or 31.9%, of the total non-performing loans at June 30, 2018, a decrease of $193,000 from March 31, 2018. Non-performing consumer loans comprised $2.2 million, or 27.6%, of the total non-performing loans at June 30, 2018, a decrease of $597,000 from March 31, 2018. Non-performing commercial real estate loans comprised $352,000, or 4.3%, of the total non-performing loans at June 30, 2018, a decrease of $8,000 from March 31, 2018. Non-performing construction and land development loans comprised $91,000, or 1.1%, of the total non-performing loans at June 30, 2018, a decrease of $5,000 from March 31, 2018.

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Compared to March 31, 2018, potential problem loans increased $945,000 to $8.7 million at June 30, 2018. The increase during the quarter was due to the addition of $2.1 million of loans to potential problem loans, partially offset by $672,000 in payments, $443,000 in loans moved to non-performing loans and $3,000 in charge-offs.

Activity in the non-performing loans category during the quarter ended June 30, 2018, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	96	—	—	—	—	—	(5)	91
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,784	160	—	(67)	(202)	(14)	(70)	2,591
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	360	—	—	—	—	—	(8)	352
Commercial business	3,260	407	—	—	—	(457)	(358)	2,852
Consumer	2,836	502	—	(24)	(266)	(500)	(309)	2,239

Total	$9,336	$1,069	$—	$(91)	$(468)	$(971)	$(750)	$8,125

At June 30, 2018, the non-performing commercial business category included 10 loans, one of which was transferred from potential problem loans during the current quarter. The largest relationship in this category, which was added during the first quarter of 2018, totaled $1.2 million, or 41.6% of the total category. This relationship is collateralized by an assignment of an interest in a real estate project. The second largest relationship in the commercial business category included 2 loans and totaled $900,000, or 31.6% of the total category. This relationship was previously collateralized by commercial real estate which has been foreclosed upon and subsequently sold. Collection efforts are currently being pursued against the guarantors of the credit relationship. The non-performing one- to four-family residential category included 27 loans, two of which were added during the current quarter. The largest relationship in this category was added in 2017 and included nine loans totaling $1.3 million, or 51.1% of the total category, which are collateralized by residential rental homes in the Springfield, Mo. area. The non-performing consumer category included 183 loans, 47 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended June 30, 2018, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non-Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4	—	—	—	—	—	—	4
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,148	67	—	—	—	—	(12)	1,203
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	5,303	1,961	—	—	—	—	(594)	6,670
Commercial business	486	—	—	(407)	—	—	(11)	68
Consumer	789	35	—	(36)	—	(3)	(55)	730

Total	$7,730	$2,063	$—	$(443)	$—	$(3)	$(672)	$8,675

9

At June 30, 2018, the commercial real estate category of potential problem loans included four loans, one of which was added during the current quarter. The largest relationship in this category, which is made up of three loans totaling $4.7 million, or 70.6% of the total category, is collateralized by theatre and retail property in Branson, Mo. This is a long-term customer of the Bank and these loans were all originated prior to 2008. The borrower experienced cash flow issues due to vacancies in some of the properties and the loans were added to potential problem loans during the third quarter of 2017. Payments of $500,000 were received on these loans during the quarter ended June 30, 2018. The second largest loan in the commercial real estate category, which was added during the current quarter, totaled $2.0 million, or 29.4% of the total category, and is collateralized by a mixed use commercial retail building. The one- to four-family residential category of potential problem loans included 20 loans, one of which was added during the current quarter. The consumer category of potential problem loans included 60 loans, four of which were added during the current quarter. The commercial business category of potential problem loans included three loans, with the largest previous loan in this category, totaling $407,000, being transferred to non-performing loans during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2018, excluding $3.3 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.6 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	4,836	—	(1,039)	—	(1,082)	2,715
Land development	7,684	—	(941)	—	(1,675)	5,068
Commercial construction	—	—	—	—	—	—
One- to four-family residential	91	565	(34)	—	—	622
Other residential	1,601	—	—	143	—	1,744
Commercial real estate	2,088	—	(343)	—	—	1,745
Commercial business	—	—	—	—	—	—
Consumer	1,722	1,986	(2,238)	—	—	1,470

Total	$18,022	$2,551	$(4,595)	$143	$(2,757)	$13,364

At June 30, 2018, the land development category of foreclosed assets included 17 properties, the largest of which was located in the northwest Arkansas area and had a balance of $1.1 million, or 20.8% of the total category. Of the total dollar amount in the land development category of foreclosed assets, 42.7% and 20.8% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned. The subdivision construction category of foreclosed assets included 11 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.0 million, or 36.5% of the total category. Of the total dollar amount in the subdivision construction category of foreclosed assets, 46.3% and 36.5% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned. The write-downs in the land development and subdivision construction categories resulted from management’s decision, after marketing these assets for an extended period, to reduce the asking price for several parcels of land. The commercial real estate category of foreclosed assets included five properties, the largest of which was recreational property in the St. Louis area and had a balance of $646,000, or 37.0% of the total category. The other residential category of foreclosed assets included one property totaling $1.7 million, and is an apartment building in central Missouri. The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process. The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017. The level of delinquencies and repossessions in indirect and used automobile loans has decreased in 2018.

10

BUSINESS INITIATIVES

In June 2018, the Company consolidated operations of a banking center into a nearby office in Paola, Kan. The banking center, located at 1 S. Pearl Street, was closed and all accounts were automatically transferred to the banking center at 1515 Baptiste Drive, less than a mile away. A deposit-taking ATM and interactive teller machine are available for customers at the S. Pearl Street building.

On July 20, 2018, the Company expects to close on the sale of four banking centers in the Omaha, Neb., metropolitan market to Lincoln, Neb.-based West Gate Bank. Pursuant to the purchase and assumption agreement, the Bank will sell branch deposits of approximately $58 million and sell substantially all branch-related real estate, fixed assets and ATMs. Subject to deposit balances at the time of closing, the Company estimates that it will record a pre-tax gain of approximately $7.0 million, or $0.38 (after tax) per diluted share, based on the expected deposit premium and the sales price of the branch assets. As a result of this transaction, the Company expects that non-interest income will decrease $300,000–$350,000 annually, non-interest expense will decrease by $1.1– $1.2 million annually, and interest expense will increase by $400,000-$500,000 annually (based on current interest rates for non-deposit funds). Great Southern is maintaining a commercial loan production office in the Omaha market and will move into a new office in July.

During the third quarter of 2018, the Company expects to open commercial loan production offices in Atlanta, Ga., and Denver, Colo., pending regulatory approvals. Local and highly-experienced commercial lenders have been hired to manage each office. The Company also operates commercial loan production offices in Chicago, Dallas, and Tulsa, Okla.

In June 2018, an experienced lender was hired to serve as Small Business Administration (SBA) Manager, a new role in the Company. Based in the Dallas commercial loan production office, the Manager and his staff will exclusively focus on sourcing and servicing SBA 7a, SBA 504 and other commercial real estate loan opportunities throughout Great Southern’s market areas.

The Company will host a conference call on Thursday, July 19, 2018, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss second quarter 2018 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 7292729. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 103 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Dallas and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

11

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) the possibility that the amounts of any pre-tax gain and the changes in non-interest income, non-interest expense and interest expense actually resulting from the Bank's pending transaction with West Gate Bank might be materially different from estimated amounts; (ii) the possibility that the actual reduction in the Company’s effective tax rate expected to result from H. R. 1, formerly known as the “Tax Cuts and Jobs Act” (the “Tax Reform Legislation”) might be different from the reduction estimated by the Company; (iii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iv) changes in economic conditions, either nationally or in the Company's market areas; (v) fluctuations in interest rates; (vi) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (viii) the Company's ability to access cost-effective funding; (ix) fluctuations in real estate values and both residential and commercial real estate market conditions; (x) demand for loans and deposits in the Company's market areas; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xiv) changes in accounting principles, policies or guidelines; (xv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xvi) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvii) costs and effects of litigation, including settlements and judgments; and (xviii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

12

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2018 and 2017, and the three months ended March 31, 2018, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2018	2017
Selected Financial Condition Data:	(In thousands)

Total assets	$4,568,863	$4,414,521
Loans receivable, gross	3,904,020	3,769,294
Allowance for loan losses	37,556	36,492
Other real estate owned, net	18,266	22,002
Available-for-sale securities, at fair value	169,971	179,179
Deposits	3,597,057	3,597,144
Total borrowings	455,443	324,097
Total common stockholders’ equity	490,271	471,662
Non-performing assets (excluding FDIC-assisted transaction assets)	21,489	27,830

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2018	2017	2018	2017	2018
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$49,943	$44,744	$96,826	$90,157	$46,882
Interest expense	8,731	6,843	16,175	13,555	7,444
Net interest income	41,212	37,901	80,651	76,602	39,438
Provision for loan losses	1,950	1,950	3,900	4,200	1,950
Non-interest income	7,459	15,800	14,394	23,496	6,935
Non-interest expense	29,915	28,371	58,228	56,941	28,312
Provision for income taxes	2,967	7,204	5,612	11,262	2,645
Net income and net income available to common shareholders	$13,839	$16,176	$27,305	$27,695	$13,466

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2018	2017	2018	2017	2018
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.97	$1.14	$1.91	$1.95	$0.95
Book value	$34.69	$32.32	$34.69	$32.32	$34.02

Earnings Performance Ratios:
Annualized return on average assets	1.23%	1.45%	1.23%	1.24%	1.23%
Annualized return on average common stockholders’ equity	11.32%	14.37%	11.27%	12.46%	11.22%
Net interest margin	3.94%	3.68%	3.93%	3.73%	3.93%
Average interest rate spread	3.72%	3.53%	3.73%	3.58%	3.74%
Efficiency ratio	61.46%	52.83%	61.26%	56.89%	61.05%
Non-interest expense to average total assets	2.66%	2.55%	2.63%	2.55%	2.59%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.02%	1.01%	1.02%	1.01%	1.02%
Non-performing assets to period-end assets	0.47%	0.79%	0.47%	0.79%	0.62%
Non-performing loans to period-end loans	0.21%	0.35%	0.21%	0.35%	0.25%
Annualized net charge-offs to average loans	0.07%	0.27%	0.15%	0.28%	0.23%

13

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2018	December 31, 2017	March 31, 2018
Assets
Cash	$107,554	$115,600	$99,443
Interest-bearing deposits in other financial institutions	172,931	126,653	120,539
Cash and cash equivalents	280,485	242,253	219,982

Available-for-sale securities	169,971	179,179	171,621
Held-to-maturity securities	—	130	130
Mortgage loans held for sale	5,087	8,203	5,058
Loans receivable (1), net of allowance for loan losses of $37,556 – June 2018; $36,492 – December 2017; $36,310 – March 2018	3,859,801	3,726,302	3,761,714
Interest receivable	12,449	12,338	12,144
Prepaid expenses and other assets	40,937	47,122	38,691
Other real estate owned and repossessions (2), net	18,266	22,002	22,982
Premises and equipment, net	139,386	138,018	140,035
Goodwill and other intangible assets	10,025	10,850	10,438
Federal Home Loan Bank stock	15,678	11,182	10,678
Current and deferred income taxes	16,778	16,942	17,966

Total Assets	$4,568,863	$4,414,521	$4,411,439

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,597,057	$3,597,144	$3,562,177
Federal Home Loan Bank advances	259,000	127,500	134,000
Securities sold under reverse repurchase agreements with customers	95,543	80,531	110,082
Short-term borrowings	1,360	16,604	1,392
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,766	73,688	73,728
Accrued interest payable	3,394	2,904	2,000
Advances from borrowers for taxes and insurance	7,957	5,319	7,055
Accounts payable and accrued expenses	14,741	13,395	15,231
Total Liabilities	4,078,592	3,942,859	3,931,439

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2018, December 2017 and March 2018 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2018 – 14,133,823 shares; December 2017 – 14,087,533 shares; March 2018 – 14,111,142 shares	141	141	141
Additional paid-in capital	29,134	28,203	28,624
Retained earnings	461,784	442,077	451,603
Accumulated other comprehensive gain (loss)	(788)	1,241	(368)
Total Stockholders’ Equity	490,271	471,662	480,000

Total Liabilities and Stockholders’ Equity	$4,568,863	$4,414,521	$4,411,439

(1)	At June 30, 2018, December 31, 2017 and March 31, 2018, includes loans, net of discounts, totaling $184.1 million, $209.7 million and $197.5 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.
(2)	At June 30, 2018, December 31, 2017 and March 31, 2018, includes foreclosed assets, net of discounts, totaling $3.3 million, $3.8 million and $3.3 million, respectively, which were acquired in FDIC-assisted transactions. In addition, at each of June 30, 2018, December 31, 2017 and March 31, 2018, includes $1.6 million of properties which were not acquired through foreclosure, but are held for sale.

14

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2018	2017	2018	2017	2018
Interest Income
Loans	$48,219	$43,166	$93,384	$86,910	$45,165
Investment securities and other	1,724	1,578	3,442	3,247	1,717
	49,943	44,744	96,826	90,157	46,882
Interest Expense
Deposits	6,123	5,004	11,706	9,969	5,584
Federal Home Loan Bank advances	1,166	244	1,772	499	605
Short-term borrowings and repurchase agreements	180	318	208	544	28
Subordinated debentures issued to capital trust	238	252	440	493	202
Subordinated notes	1,024	1,025	2,049	2,050	1,025
	8,731	6,843	16,175	13,555	7,444

Net Interest Income	41,212	37,901	80,651	76,602	39,438
Provision for Loan Losses	1,950	1,950	3,900	4,200	1,950
Net Interest Income After Provision for Loan Losses	39,262	35,951	76,751	72,402	37,488

Noninterest Income
Commissions	312	306	560	572	248
Service charges and ATM fees	5,488	5,394	10,732	10,662	5,244
Net gains on loan sales	559	752	1,021	1,624	462
Late charges and fees on loans	385	608	774	1,486	389
Gain (loss) on derivative interest rate products	11	(20)	48	(13)	37
Accretion (amortization) of income related to business acquisitions	—	7,708	—	7,219	—
Other income	704	1,052	1,259	1,946	555
	7,459	15,800	14,394	23,496	6,935

Noninterest Expense
Salaries and employee benefits	14,947	14,498	29,570	29,831	14,623
Net occupancy expense	6,298	6,025	12,683	12,341	6,384
Postage	834	874	1,700	1,807	866
Insurance	650	747	1,321	1,545	670
Advertising	632	656	1,303	1,069	671
Office supplies and printing	301	233	534	930	233
Telephone	792	789	1,511	1,599	719
Legal, audit and other professional fees	689	1,061	1,498	1,381	809
Expense on foreclosed assets and repossessions	2,737	677	3,878	1,251	1,141
Partnership tax credit	91	217	393	495	302
Acquired deposit intangible asset amortization	412	412	825	825	412
Other operating expenses	1,532	2,182	3,012	3,867	1,482
	29,915	28,371	58,228	56,941	28,312

Income Before Income Taxes	16,806	23,380	32,917	38,957	16,111
Provision for Income Taxes	2,967	7,204	5,612	11,262	2,645

Net Income and Net Income Available to Common Shareholders	$13,839	$16,176	$27,305	$27,695	$13,466

Earnings Per Common Share
Basic	$0.98	$1.15	$1.93	$1.98	$0.95
Diluted	$0.97	$1.14	$1.91	$1.95	$0.95

Dividends Declared Per Common Share	$0.28	$0.24	$0.56	$0.46	$0.28

15

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $0.8 million and $0.5 million for the three months ended June 30, 2018 and 2017, respectively. Net fees included in interest income were $1.6 million and $1.7 million for the six months ended June 30, 2018 and 2017, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2018(1)	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.15%	$437,856	$5,422	4.97%	$461,321	$5,528	4.81%
Other residential	4.88	744,809	9,347	5.03	690,405	7,717	4.48
Commercial real estate	4.67	1,332,339	15,968	4.81	1,247,830	13,556	4.36
Construction	4.94	553,787	7,246	5.25	422,683	4,756	4.51
Commercial business	4.95	289,895	3,560	4.93	293,411	3,566	4.87
Other loans	6.00	508,722	6,291	4.96	652,293	7,630	4.69
Industrial revenue bonds	5.39	22,667	385	6.81	26,144	413	6.33

Total loans receivable	4.96	3,890,075	48,219	4.97	3,794,087	43,166	4.56

Investment securities	3.18	188,589	1,291	2.75	211,944	1,327	2.51
Other interest-earning assets	1.90	120,688	433	1.44	120,125	251	0.84

Total interest-earning assets	4.76	4,199,352	49,943	4.77	4,126,156	44,744	4.35
Non-interest-earning assets:
Cash and cash equivalents		97,295			108,131
Other non-earning assets		199,003			217,764
Total assets		$4,495,650			$4,452,051

Interest-bearing liabilities:
Interest-bearing demand and savings	0.37	$1,573,936	1,435	0.37	$1,569,069	1,137	0.29
Time deposits	1.61	1,284,414	4,688	1.46	1,419,996	3,867	1.09
Total deposits	0.95	2,858,350	6,123	0.86	2,989,065	5,004	0.67
Short-term borrowings and repurchase agreements	0.04	141,268	180	0.51	234,655	318	0.54
Subordinated debentures issued to capital trust	3.96	25,774	238	3.70	25,774	252	3.92
Subordinated notes	5.56	73,752	1,024	5.57	73,594	1,025	5.59
FHLB advances	2.06	233,363	1,166	2.00	30,378	244	3.22

Total interest-bearing liabilities	1.14	3,332,507	8,731	1.05	3,353,466	6,843	0.82
Non-interest-bearing liabilities:
Demand deposits		653,281			621,429
Other liabilities		20,744			26,984
Total liabilities		4,006,532			4,001,879
Stockholders’ equity		489,118			450,172
Total liabilities and stockholders’ equity		$4,495,650			$4,452,051

Net interest income:
Interest rate spread	3.62%		$41 212	3.72%		$37,901	3.53%
Net interest margin*				3.94%			3.68%
Average interest-earning assets to average interest-bearing liabilities		126.0%			123.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at June 30, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2018.

16

	June 30, 2018(1)	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.15%	$434,507	$10,605	4.92%	$472,667	$11,624	4.96%
Other residential	4.88	741,782	18,186	4.94	684,965	15,243	4.49
Commercial real estate	4.67	1,289,141	30,326	4.74	1,232,317	27,085	4.43
Construction	4.94	536,478	13,734	5.16	412,200	9,132	4.47
Commercial business	4.95	287,329	6,904	4.85	293,984	7,380	5.06
Other loans	6.00	524,995	12,887	4.95	670,642	15,660	4.71
Industrial revenue bonds	5.39	23,188	742	6.45	26,752	786	5.92

Total loans receivable	4.96	3,837,420	93,384	4.91	3,793,527	86,910	4.62

Investment securities	3.18	187,803	2,601	2.79	216,130	2,742	2.56
Other interest-earning assets	1.90	109,944	841	1.54	129,826	505	0.78

Total interest-earning assets	4.76	4,135,167	96,826	4.72	4,139,483	90,157	4.39
Non-interest-earning assets:
Cash and cash equivalents		99,818			107,974
Other non-earning assets		198,226			221,130
Total assets		$4,433,211			$4,468,587

Interest-bearing liabilities:
Interest-bearing demand and savings	0.37	$1,569,299	2,745	0.35	$1,562,247	2,232	0.29
Time deposits	1.61	1,307,814	8,961	1.38	1,453,943	7,737	1.07
Total deposits	0.95	2,877,113	11,706	0.82	3,016,190	9,969	0.67
Short-term borrowings and repurchase agreements	0.04	120,494	208	0.35	236,076	544	0.46
Subordinated debentures issued to capital trust	3.96	25,774	440	3.44	25,774	493	3.86
Subordinated notes	5.56	73,733	2,049	5.60	73,573	2,050	5.62
FHLB advances	2.06	189,682	1,772	1.88	30,905	499	3.26

Total interest-bearing liabilities	1.14	3,286,796	16,175	0.99	3,382,518	13,555	0.81
Non-interest-bearing liabilities:
Demand deposits		641,969			614,827
Other liabilities		19,788			26,710
Total liabilities		3,948,553			4,024,055
Stockholders’ equity		484,658			444,532
Total liabilities and stockholders’ equity		$4,433,211			$4,468,587

Net interest income:
Interest rate spread	3.62%		$80,651	3.73%		$76,602	3.58%
Net interest margin*				3.93%			3.73%
Average interest-earning assets to average interest-bearing liabilities		125.8%			122.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at June 30, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the six months ended June 30, 2018.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair values of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018		2017		2018		2017
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income / margin	$41,212	3.94%	$37,901	3.68%	$80,651	3.93%	$76,602	3.73%
Less: Impact of loss share adjustments	1,070	0.10	1,282	0.12	2,227	0.11	3,262	0.16
Core net interest income / margin	$40,142	3.84%	$36,619	3.56%	$78,424	3.82%	$73,340	3.57%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2018	2017
	(Dollars in thousands)
Common equity at period end	$490,271	$471,662
Less: Intangible assets at period end	10,025	10,850
Tangible common equity at period end (a)	$480,246	$460,812

Total assets at period end	$4,568,863	$4,414,521
Less: Intangible assets at period end	10,025	10,850
Tangible assets at period end (b)	$4,558,838	$4,403,671

Tangible common equity to tangible assets (a) / (b)	10.53%	10.46%

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